Exhibit 99.2

Quarterly Financial Report

Third Quarter 2026

2026
UNITED
WE STAND
2026
CSX

CSX Corp. Announces Third Quarter 2026 Results
•Record quarterly revenue of $4.02 billion, up 12% year-over-year; diluted EPS of $0.57, up 54%
•Operating income of $1.57 billion, up 44%; operating margin expanded 880 bps to 39.1%
•Total volume up 5%, with intermodal volume increasing by 7%

JACKSONVILLE, Fla. – October 21, 2026 – CSX Corp. (NASDAQ: CSX) today announced third quarter 2026 operating income of $1.57 billion and net earnings of $1.05 billion, or $0.57 per diluted share. In the third quarter of 2025, the company reported operating income of $1.09 billion and net earnings of $694 million, or $0.37 per diluted share. Excluding a non-cash goodwill impairment of $164 million in last year’s results, third quarter 2025 adjusted operating income, net earnings, and EPS were $1.25 billion, $818 million, and $0.44, respectively. On a year-over-year basis and compared to adjusted results, operating income increased 25%, net earnings increased 29%, and EPS increased 30%.

Total volume of 1.69 million units for the quarter was 5% higher than third quarter 2025. Revenue totaled $4.02 billion for the quarter, increasing 12% year-over-year, due to increased fuel surcharge revenue together with higher volume and pricing across merchandise, intermodal, and coal.

“CSX delivered strong earnings growth in the third quarter as disciplined execution helped us move more freight, for more customers, while maintaining our high standards for safety and service,” said Steve Angel, president and chief executive officer. “The hard work of our railroaders has positioned us well as we enter the fourth quarter, and we look forward to making continued progress toward best-in-class performance in 2027.”

CSX executives will conduct a conference call with the investment community this afternoon, October 21, at 4:30 p.m. Eastern Time. Investors, media, and the public may listen to the conference call by dialing 1-888-510-2008. For callers outside the U.S., dial 1-646-960-0306. Participants should dial in 10 minutes prior to the call and enter 3368220 as the passcode.

In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company’s website at investors.csx.com. Following the earnings call, a webcast replay of the presentation will be archived on the company’s website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements..….p. 3	read in conjunction with the	Jacksonville, FL 32202	Matthew Korn, CFA
Operating Statistics...............................p. 10	Company’s most recent	www.csx.com	(904) 366-4515
Non-GAAP Measures............................p. 12	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Austin Staton
	any Current Reports on Form 8-K.		(855) 955-6397

About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links approximately 250 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on X (x.com/CSX) and on Facebook (facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparisons to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others: (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; (vii) changes in fuel prices, surcharges for fuel and the availability of fuel; (viii) adverse economic or operational effects from actual or threatened war or terrorist activities and any government response; and (ix) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in Millions, Except Per Share Amounts)

	Quarters Ended				Nine Months Ended
	Sep. 30, 2026	Sep. 30, 2025	Fav / (Unfav)	% Change	Sep. 30, 2026	Sep. 30, 2025	Fav / (Unfav)	% Change

Revenue	$4,017	$3,587	$430	12%	$11,434	$10,584	$850	8%
Expense
Labor and Fringe	834	815	(19)	(2)	2,477	2,427	(50)	(2)
Purchased Services and Other	657	730	73	10	1,917	2,214	297	13
Depreciation and Amortization	413	424	11	3	1,239	1,276	37	3
Fuel	451	281	(170)	(60)	1,199	825	(374)	(45)
Equipment and Other Rents	92	86	(6)	(7)	273	267	(6)	(2)
Goodwill Impairment (a)	—	164	164	NM	—	164	164	NM
Total Expense	2,447	2,500	53	2	7,105	7,173	68	1

Operating Income	1,570	1,087	483	44	4,329	3,411	918	27

Interest Expense	(207)	(210)	3	1	(631)	(631)	—	—
Other Income - Net	21	21	—	—	69	69	—	—
Earnings Before Income Taxes	1,384	898	486	54	3,767	2,849	918	32

Income Tax Expense	(332)	(204)	(128)	(63)	(906)	(680)	(226)	(33)
Net Earnings	$1,052	$694	$358	52%	$2,861	$2,169	$692	32%

Operating Margin	39.1%	30.3%			37.9%	32.2%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$0.57	$0.37	$0.20	54%	$1.54	$1.16	$0.38	33%

Average Shares Outstanding, Assuming Dilution (Millions)	1,853	1,867			1,858	1,876

NM - not meaningful

CSX Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	(Unaudited)
	Sep. 30, 2026	Dec. 31, 2025
ASSETS

Cash and Cash Equivalents	$1,223	$670
Short-Term Investments	382	5
Other Current Assets	2,028	1,875
Properties - Net	37,142	36,811
Investment in Affiliates and Other Companies	2,707	2,634
Other Long-Term Assets	1,672	1,687
Total Assets	$45,154	$43,682

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-Term Debt	$1,702	$708
Other Current Liabilities	2,607	2,425
Long-Term Debt	17,102	18,165
Deferred Income Taxes - Net	8,030	7,914
Other Long-Term Liabilities	1,331	1,310
Total Liabilities	30,772	30,522

Total Shareholders' Equity	14,382	13,160
Total Liabilities and Shareholders' Equity	$45,154	$43,682

CSX Corporation
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)
(Dollars in Millions)

	Nine Months Ended
	Sep. 30, 2026	Sep. 30, 2025
OPERATING ACTIVITIES
Net Earnings	$2,861	$2,169
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	1,239	1,276
Deferred Income Tax Expense	115	143
Goodwill Impairment (a)	—	164
Other Operating Activities - Net (b)	1	(525)
Net Cash Provided by Operating Activities	4,216	3,227

INVESTING ACTIVITIES
Property Additions (c)	(1,712)	(2,225)
Purchases of Short-Term Investments	(515)	—
Proceeds from Sales of Short-Term Investments	153	72
Proceeds and Advances from Property Dispositions	144	64
Business Acquisitions, Net of Cash Acquired	—	(15)
Other Investing Activities	23	(41)
Net Cash Used in Investing Activities	(1,907)	(2,145)

FINANCING ACTIVITIES
Shares Repurchased (d)	(1,061)	(1,284)
Dividends Paid	(779)	(730)
Long-term Debt Repaid	(10)	(12)
Long-term Debt Issued	—	600
Other Financing Activities	94	23
Net Cash Used in Financing Activities	(1,756)	(1,403)

Net Increase (Decrease) in Cash and Cash Equivalents	553	(321)

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	670	933
Cash and Cash Equivalents at End of Period	$1,223	$612

CSX Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)Goodwill Impairment: During the prior year third quarter 2025, the Company recognized an impairment charge of $164 million related to Quality Carrier's remaining goodwill.

b)Other Operating Activities - Net: During the prior year nine months ended September 30, 2025, the Company made $429 million of federal and state tax payments related to the 2024 tax year, which were previously postponed under tax relief announcements for those impacted by the 2024 hurricane season.

c)Property Additions: Property additions for the prior year nine months ended September 30, 2025, include $440 million related to rebuilding the Blue Ridge subdivision as a result of impacts from Hurricane Helene. The Blue Ridge subdivision reopened in September 2025.

d)Shares Repurchased: During third quarters and nine months ended 2026 and 2025, the Company engaged in the following repurchase activities:

	Quarters Ended		Nine Months Ended
	Sep. 30, 2026	Sep. 30, 2025	Sep. 30, 2026	Sep. 30, 2025
Shares Repurchased (Millions)	11	3	23	41
Cost of Shares (Dollars in Millions) (1)	$543	$112	$1,049	$1,264
Average Cost per Share Repurchased	$48.75	$33.07	$45.42	$30.61

Excise Taxes Paid for Net Share Repurchases (Dollars in Millions) (2)	$—	$—	$12	$20
(1) Amounts exclude the impact of excise tax on net share repurchases imposed as part of the Inflation Reduction Act of 2022.
(2) Excise tax payments made in 2026 were related to share repurchases in 2025. Excise tax payments made in 2025 were related to share repurchases in 2024.

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of Units); Revenue (Dollars in Millions); Revenue Per Unit (Dollars)

Quarters Ended September 30, 2026 and September 30, 2025

	Volume			Revenue			Revenue Per Unit
	2026	2025	% Change	2026	2025	% Change	2026	2025	% Change
Chemicals	176	164	7%	$790	$697	13%	$4,489	$4,250	6%
Agricultural and Food Products	114	110	4	430	382	13	3,772	3,473	9
Minerals	103	104	(1)	246	226	9	2,388	2,173	10
Automotive	97	99	(2)	325	306	6	3,351	3,091	8
Metals and Equipment	75	67	12	267	224	19	3,560	3,343	6
Forest Products	72	68	6	277	247	12	3,847	3,632	6
Fertilizers	42	48	(13)	118	126	(6)	2,810	2,625	7
Total Merchandise	679	660	3	2,453	2,208	11	3,613	3,345	8
Intermodal	820	768	7	634	527	20	773	686	13
Coal	188	184	2	537	490	10	2,856	2,663	7
Trucking	—	—	—	227	207	10	—	—	—
Other	—	—	—	166	155	7	—	—	—
Total	1,687	1,612	5%	$4,017	$3,587	12%	$2,381	$2,225	7%

Nine Months Ended September 30, 2026 and September 30, 2025

	Volume			Revenue			Revenue Per Unit
	2026	2025	% Change	2026	2025	% Change	2026	2025	% Change
Chemicals	521	494	5%	$2,286	$2,096	9%	$4,388	$4,243	3%
Agricultural and Food Products	349	342	2	1,283	1,208	6	3,676	3,532	4
Minerals	290	282	3	680	625	9	2,345	2,216	6
Automotive	286	289	(1)	932	897	4	3,259	3,104	5
Metals and Equipment	212	202	5	743	657	13	3,505	3,252	8
Forest Products	206	208	(1)	772	746	3	3,748	3,587	4
Fertilizers	141	143	(1)	391	388	1	2,773	2,713	2
Total Merchandise	2,005	1,960	2	7,087	6,617	7	3,535	3,376	5
Intermodal	2,369	2,213	7	1,772	1,511	17	748	683	10
Coal	548	537	2	1,515	1,428	6	2,765	2,659	4
Trucking	—	—	—	655	620	6	—	—	—
Other	—	—	—	405	408	(1)	—	—	—
Total	4,922	4,710	5%	$11,434	$10,584	8%	$2,323	$2,247	3%

CSX Corporation
VOLUME AND REVENUE
Total revenue increased 12% in third quarter 2026 when compared to third quarter 2025 primarily due to increased fuel surcharge revenue as well as higher volume and pricing across merchandise, intermodal and coal.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets and does not include amounts for trucking. Fuel lag is the estimated revenue effect resulting from the difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are on a two-month lag for non-intermodal traffic.

	Quarters Ended		Nine Months Ended
(Dollars in Millions)	Sep. 30, 2026	Sep. 30, 2025	Sep. 30, 2026	Sep. 30, 2025
Fuel Surcharge Revenue	$466	$234	$1,107	$673
Fuel Lag (Unfavorable) Favorable	$(36)	$(11)	$(129)	$(12)

Merchandise Volume
Chemicals - Increased primarily due to higher shipments of petcoke, waste, plastics and crude oil.

Agricultural and Food Products - Increased due to higher shipments of domestic and export grains and feed ingredients, partially offset by decreased shipments of ethanol.

Minerals - Decreased due to lower shipments of limestone, partially offset by higher shipments of construction-related materials.

Automotive - Decreased due to the impact of a temporary outage at a customer location associated with re-tooling efforts.

Metals and Equipment - Increased due to higher steel, equipment, and aluminum shipments.

Forest Products - Increased due to higher lumber and building products shipments, including benefits from a tighter trucking environment, which were partially offset by lower shipments of pulp and paper products, which includes the impacts of customer plant closures.

Fertilizers - Shipments decreased as higher input costs led to reduced fertilizer demand.
Intermodal Volume
Domestic shipments increased due to wins with key customers, new service offerings and a tightening truck environment. International shipments decreased slightly.
Coal Volume
Export coal increased due to higher shipments of metallurgical and thermal coal, including the benefits of increased production from re-opened mines. Domestic coal decreased due to lower shipments to utility plants, partially offset by higher shipments to steel manufacturing locations and lake terminals.

	Quarters Ended			Nine Months Ended
(Millions of Tons)	Sep. 30, 2026	Sep. 30, 2025	Change	Sep. 30, 2026	Sep. 30, 2025	Change
Coal Tonnage
Domestic	10.7	11.0	(3)%	30.0	30.4	(1)%
Export	10.6	9.9	7	32.0	30.2	6
Total Coal	21.3	20.9	2%	62.0	60.6	2%
Trucking Revenue
Trucking revenue increased $20 million versus the prior year primarily due to higher fuel surcharge.
Other Revenue
Other revenue increased $11 million primarily due to higher revenue for intermodal storage and equipment usage.

CSX Corporation
EXPENSE
Expenses of $2.4 billion decreased $53 million, or 2%, in third quarter 2026 when compared to third quarter 2025. Third quarter 2026 expense included offsetting impacts of a $170 million increase in fuel expense and a $164 million decrease in goodwill impairment expense compared to prior year.
Labor and Fringe expense increased $19 million due to the following:
•Incentive compensation increased $53 million driven by higher expected payouts.
•An increase of $38 million was due to wage and healthcare cost inflation.
•A decrease of $22 million was due to prior year management and executive severance costs.
•The remaining $50 million net decrease was mostly due to lower headcount.
Purchased Services and Other expense decreased $73 million due to the following:
•Efficiency savings, net of inflation, of $42 million were driven by cost reductions across operating and support functions.
•Gains on property dispositions were $11 million in third quarter 2026 compared to $7 million in the prior year.
•All other net costs decreased $27 million, primarily due to the effects of higher costs in the prior year related to network disruptions, including rerouting impacts, and technology contract restructuring costs.
Depreciation and Amortization expense decreased $11 million primarily as a result of an equipment depreciation study, partially offset by increases related to a larger asset base.
Fuel costs increased $170 million mostly due to a 67% increase in locomotive fuel prices as well as higher non-locomotive fuel prices, partially offset by efficiency savings.
Equipment and Other Rents expense increased $6 million due to longer merchandise cycle times and higher volume.
Goodwill Impairment expense in the prior year for Quality Carriers was $164 million.

Employee Counts (Estimated)

	Quarters Ended			Nine Months Ended
Average:	Sep. 30, 2026	Sep. 30, 2025	Change	Sep. 30, 2026	Sep. 30, 2025	Change
Rail	19,842	21,068	(1,226)	20,053	21,266	(1,213)
Trucking	2,113	2,207	(94)	2,097	2,137	(40)
Total	21,955	23,275	(1,320)	22,150	23,403	(1,253)

Ending:
Rail	19,745	21,053	(1,308)
Trucking	2,125	2,168	(43)
Total	21,870	23,221	(1,351)

Fuel Expense

	Quarters Ended		Nine Months Ended
(Dollars and Gallons in Millions, Except Price Per Gallon)	Sep. 30, 2026	Sep. 30, 2025	Sep. 30, 2026	Sep. 30, 2025
Estimated Locomotive Fuel Consumption (Gallons)	90.6	93.2	275.1	283.3
Price per Gallon (Dollars)	$4.24	$2.54	$3.69	$2.43
Total Locomotive Fuel Expense	$384	$237	$1,014	$688
Non-Locomotive Fuel Expense	67	44	185	137
Total Fuel Expense	$451	$281	$1,199	$825

CSX Corporation
OPERATING STATISTICS (Estimated)
In the third quarter of 2026, velocity decreased by 2% and dwell increased by 12% versus prior year. Carload trip plan performance decreased by 12% and intermodal trip plan performance decreased by 11%. The Company continues to focus on operational improvements and executing the operating plan to deliver safe, reliable, and efficient service to customers.

The Federal Railroad Administration (“FRA”) personal injury frequency index of 0.97 in third quarter 2026 improved 17% compared to prior year and the FRA train accident rate of 2.77 improved 5%. Safety is a top priority at CSX, and the Company is committed to reducing risk and enhancing the overall safety of its employees, customers, and communities in which it operates.

	Quarters Ended			Nine Months Ended
	Sep. 30, 2026	Sep. 30, 2025	Improvement / (Deterioration)	Sep. 30, 2026	Sep. 30, 2025	Improvement / (Deterioration)
Operations Performance

Train Velocity (Miles Per Hour)	18.6	18.9	(2)%	18.5	18.0	3%
Dwell (Hours)	10.6	9.5	(12)%	10.8	10.5	(3)%
Cars Online	128,828	121,278	(6)%	128,107	127,698	—%

On-Time Originations	69%	75%	(8)%	70%	71%	(1)%
On-Time Arrivals	56%	64%	(13)%	57%	59%	(3)%
Carload Trip Plan Performance	73%	83%	(12)%	73%	76%	(4)%
Intermodal Trip Plan Performance	83%	93%	(11)%	86%	91%	(5)%

Fuel Efficiency	0.92	0.94	2%	0.94	0.97	3%

Revenue Ton-Miles (Billions)
Merchandise	33.4	32.8	2%	100.4	98.3	2%
Coal	9.3	9.9	(6)%	26.9	27.6	(3)%
Intermodal	8.0	7.7	4%	23.4	22.3	5%
Total Revenue Ton-Miles	50.7	50.4	1%	150.7	148.2	2%

Total Gross Ton-Miles (Billions)	98.9	98.8	—%	292.1	292.3	—%

Safety
FRA Personal Injury Frequency Index	0.97	1.17	17%	0.85	1.04	18%
FRA Train Accident Rate	2.77	2.91	5%	2.86	3.53	19%

Certain operating statistics are estimated and can continue to be updated as actuals settle. The methodology for calculating train velocity, dwell, cars online and trip plan performance differs from that used by the Surface Transportation Board. The Company will continue to report these metrics to the Surface Transportation Board using the prescribed methodology.

CSX Corporation
OPERATING STATISTICS (Estimated), continued

Key Performance Measures Definitions
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures actual train miles and times of a train movement on CSX's network.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Cars Online - Average number of active freight rail cars on lines operated by CSX, excluding rail cars that are being repaired, in storage, those that have been sold, or private cars dwelling at a customer location more than one day.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time to within two hours of scheduled arrival.
Carload Trip Plan Performance - Percent of measured cars (excludes unit trains and other non-scheduled service as well as empty automotive shipments) destined for a customer that complete their scheduled plan at or ahead of the original estimated time of arrival or interchange (as applicable).
Intermodal Trip Plan Performance - Percent of measured containers (excludes port shipments along with empty containers and other non-scheduled service) destined for a customer that complete their scheduled plan at or ahead of the original estimated time of arrival, notification or interchange (as applicable).
Fuel Efficiency - Gallons of locomotive fuel per 1,000 gross ton-miles.
Revenue Ton-Miles (RTMs) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTMs) - The movement of one ton of train weight over one mile. GTMs are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation
NON-GAAP MEASURES (Unaudited)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.

Prior Year Adjusted Operating Results
Management believes that adjusted operating income, adjusted operating margin, adjusted net earnings, and adjusted net earnings per share, assuming dilution are important in evaluating the Company's performance and for planning and forecasting future business operations and future profitability. These non-GAAP measures provide meaningful supplemental information regarding operating results because they exclude the third quarter 2025 non-cash impairment of the remaining amount of Quality Carriers' goodwill, which is a significant item that is not considered indicative of future financial trends. The goodwill impairment was tax-effected using rates reflective of the applicable tax amounts related to the impairment charge. These prior year adjusted results should be considered in addition to, rather than as a substitute for, the Company's GAAP operating results.
The following tables reconcile the Company's GAAP operating results to adjusted operating results (non-GAAP measures).

	Quarter Ended September 30, 2025
(Dollars in millions, except per share amounts)	Operating Income	Operating Margin	Net Earnings	Net Earnings Per Share, Assuming Dilution
GAAP Operating Results	$1,087	30.3%	$694	$0.37
Goodwill Impairment	164	4.6	124	0.07
Adjusted Operating Results (non-GAAP)	$1,251	34.9%	$818	$0.44

	Nine Months Ended September 30, 2025
(Dollars in millions, except per share amounts)	Operating Income	Operating Margin	Net Earnings	Net Earnings Per Share, Assuming Dilution
GAAP Operating Results	$3,411	32.2%	$2,169	$1.16
Goodwill Impairment	164	1.6	124	0.06
Adjusted Operating Results (non-GAAP)	$3,575	33.8%	$2,293	$1.22

CSX Corporation

Free Cash Flow
Management believes that Free Cash Flow ("FCF") is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, FCF measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. FCF is calculated by using net cash from operations and adjusting for property additions and proceeds and advances from property dispositions. FCF should be considered in addition to, rather than a substitute for, cash provided by operating activities.
The following table reconciles cash provided by operating activities (GAAP measure) to FCF before dividends (non-GAAP measure).

	Nine Months Ended
(Dollars in Millions)	Sep. 30, 2026	Sep. 30, 2025
Net Cash Provided by Operating Activities	$4,216	$3,227
Property Additions	(1,712)	(2,225)
Proceeds and Advances from Property Dispositions	144	64
Free Cash Flow (before payment of dividends)	$2,648	$1,066